Exhibit 99.1

FOR IMMEDIATE RELEASE October 30, 2007	Contact: Richard E. Leone Manager — Investor Relations rleone@rtiintl.com 330-544-7622
RTI ANNOUNCES THIRD QUARTER RESULTS
     Niles, Ohio — RTI International Metals, Inc. (NYSE: RTI) released results today for the third quarter of 2007 and nine months ended September 30, 2007.
•	Net sales for the third quarter increased 27% from the third quarter of 2006 to a record $163.4 million, representing the eighth consecutive quarter of increasing record sales.
•	Operating income for the third quarter was $37.0 million.
•	Net income was $24.7 million for the third quarter or $1.06 per diluted share.
•	The Company reiterates full year guidance of 20-25% growth for both net sales and operating income versus 2006.
     For the quarter ended September 30, 2007, the Company reported net sales of $163.4 million compared to $128.9 million in the third quarter of 2006. The 27% increase from the same quarter in the prior year was primarily the result of increased selling prices driven by continued strong demand for our titanium products across both of our operating segments. Third quarter net income was $24.7 million or $1.06 per diluted share in comparison to $23.0 million or $1.00 per diluted share for the same period in the prior year.
     For the nine months ended September 30, 2007, the Company reported net sales of $463.0 million, compared with net sales of $361.6 million for the same period a year ago. For the nine-month period, the Company reported net income of $67.7 million, or $2.92 per diluted share, compared with net income of $48.9 million, or $2.12 per diluted share for the same period a year ago.
Titanium Group
     RTI’s Titanium Group posted operating income of $25.9 million on sales of $110.4 million, including intersegment sales of $41.8 million. This performance

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surpasses the third quarter of 2006 which had sales of $94.6 million, including intersegment sales of $40.8 million, and operating income of $24.4 million. Mill product shipments for the third quarter were 3.9 million pounds at an average realized price of $26.74 per pound. RTI’s average realized price was up 27% versus the same quarter in the prior year.
     For the first nine months of 2007, the Titanium Group posted operating income of $68.8 million on sales of $320.3 million, including intersegment sales of $135.8 million. Year-to-date sales and profitability have improved compared to the prior year, which resulted in operating income of $53.2 million on sales of $259.7 million, including intersegment sales of $105.6 million. Mill product shipments for the first nine months of 2007 were 11.4 million pounds at an average realized price of $26.32 per pound compared to mill product shipments of 11.3 million pounds in 2006 at an average realized price of $20.21 per pound.
     Dawne S. Hickton, Vice Chairman & CEO commented, “The capacity expansion for the Titanium Group that started in 2006 is on-schedule and on-budget. This facility will ramp over the course of next year and provide RTI with capacity of up to 18 — 19 million pounds of titanium mill products for 2008. Our production capacity will ultimately reach 36 — 37 million pounds when all the capital projects we have announced to date are completed. Our expanded capacity will position us in 2010 to fulfill our recently-announced agreements valued at $3.1 billion with Airbus and Lockheed Martin.”
Fabrication & Distribution Group
     Net sales for the Fabrication & Distribution Group (“F&D”) grew 26% for the third quarter to $94.8 million versus $75.0 million in the same period a year ago. The F&D Group had operating income of $11.1 million, compared to $9.8 million in the third quarter of 2006. Year-to-date, the F&D Group reported net sales of $278.6 million resulting in operating income of $32.9 million compared with net sales of $207.6 million and operating income of $21.4 million from the same period in the prior year.
     “Shortly after the close of the quarter, we hosted the grand opening of our new machining facility in Montreal, Quebec, Canada. This facility enables RTI to capitalize on the opportunities to secure value-added projects and provides advanced machining and finished part capability for several customers, including Fuji Heavy Industries (FHI) and Kawasaki Heavy Industries (KHI) for the Boeing 787 program,” said Dawne Hickton. “Our Claro facility is another important step in our strategic expansion program. When combined with our previously announced plans to expand our melting, forging and rolling capacity, and to build a sponge plant, RTI will emerge as a fully-integrated producer well-positioned to meet the demands of our customers.”

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Duty Drawback Update
      Included in reported third quarter results is a $3.7 million charge to cost of sales within the Company’s Titanium Group associated with the previously announced duty drawback investigation which negatively impacted diluted earnings per share by $0.10. As a result of this review to date, the Company has recorded year-to-date charges of $7.1 million to cost of sales.
     The Company is conducting an ongoing internal review of the entire $14.5 million of drawback claims filed with U.S. Customs by the agent from 2001 through 2007, to determine to what extent any claims may have been invalid or may not have been supported with adequate documentation. While the ultimate outcome of the U.S. Customs investigation and the Company’s internal review is not yet known, the Company believes there is additional possible risk of up to $4.0 million for the remaining claims under review.
Outlook
      The Company is reaffirming its financial outlook for the full year with net sales and operating income expected to grow 20 — 25% year-over-year.
     The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, military spending and continued support for the Joint Strike Fighter program, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the expansion of the scope of U.S. Custom’s current investigation of the Company’s duty drawback claims beyond those claims currently identified as being under investigation, the potential imposition of fines and penalties by U.S. Customs, the results of the Company’s ongoing internal duty drawback investigation, the timing of the Company’s ability to participate in duty drawback in the future, the successful completion of our capital expansion projects, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.
     RTI International Metals®, headquartered in Niles, Ohio, is a leading U.S. producer of titanium mill products and fabricated metal components for the global market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and

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engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
     NOTE: RTI International Metals, Inc. has scheduled a conference call for Wednesday, October 31, 2007 at 10:00 a.m., Eastern Time, to discuss this press release. To participate in the call, please dial toll free (USA/Canada) 888-694-4702 or (International) 973-582-2741 a few minutes prior to the start time and specify the RTI International Metals Conference Call. Replay of the call will be available until 11:59 p.m., Eastern Time, on Wednesday, November 7, 2007, by dialing (USA/Canada) 877-519-4471 or (International) 973-341-3080 and Digital Pin Code 9323475.

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October 30, 2007

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net sales	$163,412	$128,855	$463,015	$361,601
Cost and expenses:
Cost of sales	109,716	81,112	310,448	242,442
Selling, general, and administrative expenses	16,343	13,262	49,562	43,394
Research, technical, and product development expenses	403	288	1,255	1,133

Operating income	36,950	34,193	101,750	74,632
Other income (expense)	(1,035)	(71)	(1,940)	182
Interest income	1,179	816	3,626	1,940
Interest expense	(386)	(125)	(898)	(347)

Income before income taxes	36,708	34,813	102,538	76,407
Provision for income taxes	12,016	11,766	34,823	27,491

Net income	$24,692	$23,047	$67,715	$48,916

Earnings per share:
Basic	$1.08	$1.02	$2.96	$2.16

Diluted	$1.06	$1.00	$2.92	$2.12

Weighted-average shares outstanding:
Basic	22,953,981	22,689,413	22,913,824	22,628,874

Diluted	23,198,387	23,017,546	23,167,023	23,036,645

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October 30, 2007

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$96,335	$40,026
Investments	—	85,035
Receivables, less allowance for doubtful accounts of $710 and $1,548	100,371	92,517
Inventories, net	290,819	241,638
Deferred income taxes	7,019	2,120
Other current assets	3,589	5,818

Total current assets	498,133	467,154
Property, plant, and equipment, net	141,561	102,470
Goodwill	50,474	48,622
Other intangible assets, net	17,367	15,581
Deferred income taxes	9,119	9,076
Other noncurrent assets	1,605	1,010

Total assets	$718,259	$643,913

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$47,904	$34,055
Accrued wages and other employee costs	18,128	17,475
Billings in excess of costs and estimated earnings	10,990	21,147
Income taxes payable	1,653	5,253
Deferred income taxes	—	10,255
Current portion of long-term debt	1,067	459
Current liability for post-retirement benefits	2,783	2,783
Current liability for pension benefits	580	580
Other accrued liabilities	16,208	9,436

Total current liabilities	99,313	101,443
Long-term debt	16,445	13,270
Noncurrent liability for post-retirement benefits	33,146	32,445
Noncurrent liability for pension benefits	12,922	22,285
Deferred income taxes	334	5,422
Other noncurrent liabilities	7,001	6,867

Total liabilities	169,161	181,732

Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 23,588,471 and 23,440,127 shares issued; 23,083,433 and 22,967,284 shares outstanding	236	234
Additional paid-in capital	300,931	289,448
Treasury stock, at cost; 505,038 and 472,843 shares	(7,801)	(5,285)
Accumulated other comprehensive loss	(20,993)	(31,226)
Retained earnings	276,725	209,010

Total shareholders’ equity	549,098	462,181

Total liabilities and shareholders’ equity	$718,259	$643,913

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RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2007	2006
Cash provided by operating activities (including depreciation and amortization of $11,130 and $10,596 for the nine months ended September 30, 2007 and 2006, respectively)	$13,675	$37,455

Cash provided by (used in) investing activities	40,381	(18,423)

Cash provided by financing activities	3,447	4,161

Effect of exchange rate changes on cash and cash equivalents	(1,194)	(200)

Increase in cash and cash equivalents	56,309	22,993
Cash and cash equivalents at beginning of period	40,026	53,353

Cash and cash equivalents at end of period	$96,335	$76,346

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RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Selected Operating Segment Information
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net sales:
Titanium Group	$68,603	$53,853	$184,461	$154,040
Intersegment sales	41,808	40,789	135,808	105,647

Total Titanium Group net sales	110,411	94,642	320,269	259,687

Fabrication & Distribution Group	94,809	75,002	278,554	207,561
Intersegment sales	1,441	1,290	5,226	4,600

Total Fabrication & Distribution Group net sales	96,250	76,292	283,780	212,161

Eliminations	43,249	42,079	141,034	110,247
Total consolidated net sales	$163,412	$128,855	$463,015	$361,601

Operating income:
Titanium Group before corporate allocations	$28,691	$26,066	$77,565	$59,714
Corporate allocations	(2,799)	(1,657)	(8,716)	(6,474)

Total Titanium Group operating income	25,892	24,409	68,849	53,240

Fabrication & Distribution Group before corporate allocations	14,993	13,507	45,341	33,883
Corporate allocations	(3,935)	(3,723)	(12,440)	(12,491)

Total Fabrication & Distribution Group operating income	11,058	9,784	32,901	21,392

Total consolidated operating income	$36,950	$34,193	$101,750	$74,632

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